Exhibit 5.1

4520 Main Street
Suite 1100
Kansas City, Missouri 64111
816.460.2400 telephone
816.531.7545 facsimile
www.sonnenschein.com
October 2, 2009
KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.
Montes Urales 625, Lomas de Chapultepec
11000 México, D.F.
México
Ladies and Gentlemen:
     We have acted as special U.S. counsel to Kansas City Southern de México, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable), organized under the laws of the United Mexican States (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-4 (the “Registration Statement”), filed concurrently herewith with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the registration of $200,000,000 principal amount of 12 1/2% Senior Notes due 2016 of the Company (the “Exchange Notes”) to be offered in exchange for outstanding unregistered $200,000,000 principal amount of 12 1/2% Senior Notes due 2016 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of March 30, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.
     In connection with rendering this opinion, we have examined the Indenture and the Registration Statement. We have also examined such certificates of public officials, certificates of officers of the Company and other records and documents as we have deemed relevant and necessary for the purposes of the opinions herein expressed.
     In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V.
October 2, 2009

     Based upon the foregoing and subject to the assumptions and qualifications hereinabove and hereinafter set forth, it is our opinion that when (i) the Company’s Registration Statement shall have become effective under the Securities Act; and (ii) the Exchange Notes shall have been duly executed, delivered and authenticated in accordance with the terms of the Indenture and shall have been issued as contemplated in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company and enforceable in accordance with their terms, subject to the effect of (y) Federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors); and (z) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).
     The foregoing opinion is limited to the laws of the State of New York and the laws of the United States of America and does not purport to express any opinion on the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

SONNENSCHEIN NATH & ROSENTHAL LLP

By: /s/ John F. Marvin